Exhibit 10.72
Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

MassBiologics University of Massachusetts Medical School 460 Walk Hill Street, Boston, MA 02126
Telephone: 617-474-3000 Facsimile: 617-474-3240
March 27, 2009
Via Email And FedEx
John N. Kapoor, Ph.D., Chairman
Akorn, Inc.
1925 West Field Court, Suite 300
Lake Forest, IL 60045
jkapoor@ejfinancial.com
     Re: Distribution Agreement – Revised Proposal
Dear John:
     I write with respect to resolving various issues arising under the Exclusive Distribution Agreement, dated as of March 22, 2007, between Akorn, Inc. (“Akorn”) and the Massachusetts Biologic Laboratories of the University of Massachusetts (“MBL”) (as amended, our “Distribution Agreement”). MBL makes Akorn the following offer to resolve the parties’ outstanding issues, and to amend the Distribution Agreement accordingly (the “Offer”):
     1. Amount Owed.  Giving effect to Akorn’s payment of $1,000,000 on March 13, 2009 (the “$1 Million Payment"), Akorn currently owes MBL $5,750,000 million for Td vaccine shipments delivered and accepted (the “Amount Owed”). Payment of the Amount Owed is past due.
     2. Failure to Pick-Up. Akorn acknowledges its failure to take delivery of the shipment of [***...***] doses of Td vaccine scheduled for Akorn’s pick-up on March 11, 2009, as required under the Distribution Agreement.
     3. Total Amount Owed. In exchange for the Distribution Agreement amendments set out in Section 6 (Distribution Provisions), Akorn hereby agrees to pay to MBL the additional amount of $4,750,000 (such amount together with the Amount Owed, the “Total Amount”).  The Total Amount, therefore, equals $10,500,000.00.
     4. Pay-Off. Akorn shall pay the remaining Total Amount by wire transfer in accordance with the payment schedule attached as Exhibit A (“Payment Schedule”). Wire transfer instructions are as follows:
BANK OF AMERICA, N.A.

*	CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
ABA Routing [***...***]
Account [***...***]
Checking Account
Bank Phone # (800) 432-1000
     5. Standby Irrevocable Letter of Credit. As security for the timely payment by Akorn of the Total Amount in accordance with the Payment Schedule, and to reimburse MBL in the event any such payment (or any portion thereof) and/or the $1 Million Payment (or any portion thereof) is avoided, set aside, or otherwise required to be repaid by MBL (whether pursuant to or in connection with a bankruptcy or similar proceeding involving Akorn or otherwise), Akorn or its designee shall provide to MBL on or before April 13, 2009 (the “LOC Delivery Date”) an irrevocable transferable standby letter of credit that meets the following three criteria: the letter of credit shall be (i) in form and substance reasonably satisfactory to MBL (provided that MBL shall not make unreasonable modifications to the bank’s form letter of credit); (ii) in the amount of $10,500,000.00, and (iii) confirmed by a United States bank acceptable to MBL (the “Letter of Credit”). Provided (x) on or before April 6, 2009, Akorn delivers to the issuing bank all documents and materials (other than funding), needed by the bank to issue a Letter of Credit meeting the requirements of the previous sentence, (y) Akorn does not request changes to this Letter of Credit after April 6, 2009 (unless the request is objectively based on clear and convincing justification), and (z) the Letter of Credit is funded by Akorn as of April 13, 2009, then the LOC Delivery Date shall be extended on a day for day basis for each day of negotiations between MBL and the issuing bank over the form and substance of the Letter of Credit which continue subsequent to April 13, 2009. MBL will be able to draw on such Letter of Credit but, in each case, only in the amount not so paid or so avoided, set aside, or repaid, at such time (a) that any required payment in respect of the Total Amount is not timely paid according to the Payment Schedule, or (b) that any such payment (or any portion thereof) is avoided, is set aside, recovered or is otherwise required to be repaid by MBL, or (c) that the $1 Million Payment (or any portion thereof) is avoided, set aside, recovered or is otherwise required to be repaid by MBL. Provided that no bankruptcy, receivership or other similar proceeding is filed by or against Akorn within the 95 day period immediately subsequent to each payment of the Total Amount in accordance with the Payment Schedule, then the amount of the Letter of Credit shall be reduced by the amount of such payment, and such reduction shall take place 95 days after each associated payment. The Letter of Credit shall not expire until 95 days after the sooner to occur of payment in full in immediately available funds of the Total Amount or June 30, 2010, provided, however in the event that prior to the expiration of such 95 day period, a bankruptcy, receivership or other similar proceeding is filed by or against Akorn, the Letter of Credit shall not expire until all applicable time limitation periods (including under Section 546 of the Bankruptcy Code) relating to the avoidance, setting aside, recovery or repayment of any payments made by Akorn to MBL in respect of the Total Amount or the $1 Million Payment shall have expired and no action, litigation or other proceeding in respect thereof shall have been commenced against MBL or, if any such action, litigation or other proceeding shall have been so commenced, the same shall have been resolved by a final order of a court of competent jurisdiction and 5 days from the entry of such order shall have passed.
     6. Distribution Provisions

*	CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
          6.1 Provisions Taking Immediate Effect. The following amendments to the Distribution Agreement shall become effective as of Akorn’s acceptance of this Offer:
               6.1.1 Non-Exclusive Distribution. Akorn will no longer act as MBL’s exclusive distributor under the Distribution Agreement and the Distribution Agreement will be amended to become non-exclusive. Specifically, Akorn will be one of MBL’s, but not the sole, FDA authorized distributors.
               6.1.2 Pricing; Reduced Pricing. Pricing to Akorn for Td Vaccine shall be as set out in the Distribution Agreement; provided, however, that if MBL offers more favorable per dose pricing to MBL’s other distributors (“Reduced Per Dose Pricing”), then (i) MBL shall notify Akorn, and (ii) during the period of such Reduced Per Dose Pricing, MBL shall offer the same Reduced Per Dose Pricing to Akorn on orders that Akorn places and takes delivery on, during such period. These Reduced Per Dose Pricing provisions shall not apply to any Td Vaccine sold by MBL under contracts arising from CDC Solicitation Number 2009-N-11074 Vaccine for Children, and MBL’s pricing under such contracts shall not be effected by MBL’s relationship with Akorn. MBL and others will be entitled to sell to others MBL’s Td Vaccines product labeled with Akorn’s NDC currently in MBL’s possession.
               6.1.3 Suspension of Minimum Purchase Obligations. Akorn’s obligation to make any further minimum purchases of Td vaccine products and to otherwise comply with the delivery schedule set out in the Distribution Agreement is hereby suspended through the LOC Delivery Date.
          6.2 Provisions Taking Effect upon Delivery of LOC. On the strict condition that, in compliance with the terms of this Offer, MBL receives the Letter of Credit on or before the LOC Delivery Date (the “Required Condition”), the following amendments to the Distribution Agreement will go into effect as of the LOC Delivery Date:
               6.2.1 Removal of Minimum Purchase Obligation. Upon fulfillment of the Required Condition (and under no other circumstances), the Distribution Agreement shall be amended such that Akorn will not be obligated to make any minimum purchases of Td vaccine products and will purchase on an as needed basis with the quantity to be mutually agreed.
               6.2.2 Resale on Termination; Termination without Cause. Upon fulfillment of the Required Condition (and under no other circumstances), the Distribution Agreement will also be amended to include a revised termination provision eliminating the prohibition on the resale of product in the event of a termination for cause and giving either party the right to terminate the agreement for any reason without penalty on 90 days written notice; provided, however, that such right to terminate without cause shall not affect Akorn’s obligations under sections 1, 3, and 4, above, or MBL’s rights hereunder (including under Section 5, above) or under the Letter of Credit or the Documents. Until termination thereof, Akorn would remain subject to all other provisions of the Distribution Agreement (except as such provisions are expressly amended in accordance with this proposal).

*	CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
     7. Payment Terms. For all future orders under the Distribution Agreement, payment terms will be that Akorn shall pay for the order in full in cash upon placing the order with MBL.
     8. Amended Cure Period. Akorn agrees that the cure period set out in Section 11(a) of the Distribution Agreement is hereby amended such that, notwithstanding anything to the contrary contained in the Distribution Agreement, (a) Akorn’s ability and right to cure defaults or other breaches of the Distribution Agreement in existence as of the date of this Offer shall expire as of the LOC Delivery Date, and (b) the Distribution Agreement automatically shall terminate if, as of the expiration of the LOC Delivery Date, Akorn has failed to fulfill the Required Condition.
     9. Information.  For the remaining duration of the Distribution Agreement, Akorn will deliver to MBL by the fifth business day of each month (i) a monthly cash forecast for the MBL Td Vaccine product to be sold pursuant to the Distribution Agreement (as amended by this letter agreement); and (ii) monthly inventory and sales information for the MBL Td Vaccine product. Additionally Akorn will deliver to MBL quarterly financial results as and when filed with the SEC.
     10. Documents. Documents necessary to implement, or being delivered in connection with, this Offer (including a forbearance agreement) (collectively, the “Documents”), shall conform in all respects to the terms of this Offer, and shall otherwise be in form and substance mutually reasonably acceptable to Akorn and MBL, provided. Akorn shall deliver draft Documents to MBL as soon as practicable and the parties will work together in good faith to execute the Documents on or before the LOC Delivery Date.
     11. Forbearance. So long as Akorn complies with the terms hereof, the amended Distribution Agreement, and the Documents, MBL will forebear from declaring a breach or otherwise acting to terminate the Distribution Agreement, as amended hereby and in connection herewith.
     12. Binding Effect. All terms material to the parties’ resolution of the current issues under the Distribution Agreement are contained in this Offer and, once accepted by Akorn, these terms shall be legally binding and fully enforceable.
     If this Offer meets with your approval, please accept this Offer by signing below, and then return to me one fully executed copy of this Offer no later than 10:00 p.m., EDT March 27, 2009, after which date this Offer will expire.

Very truly yours,
Massachusetts Biologic Laboratories of the University
of Massachusetts Medical School

By:	/s/ Donna M. Ambrosino, M.D.
Name:	Donna M. Ambrosino, M.D.
Title:	Director

*	CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
Agreed and Accepted by
The undersigned hereby agrees to and accepts the Offer, as of March 27, 2009.

Akorn Inc.

By:	/s/ John N. Kapoor, P.h.D.
Name	: John N. Kapoor, P.h.D.
Title:	Chairman, Duly Authorized

*	CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
EXHIBIT A
Payment Schedule

Payment Date	Amount of Payment	Remaining Balance
Balance Due, March 18, 2009		$10,500,000.00
April 13, 2009	$1,000,000.00	$9,500,000.00
May 13, 2009	$1,500,000.00	$8,000,000.00
June 13, 2009	$2,000,000.00	$6,000,000.00
July 13, 2009	$1,500,000.00	$4,500,000.00
August 13, 2009	$1,500,000.00	$3,000,000.00
September 13, 2009	$1,500,000.00	$1,500,000.00
June 30, 2010	$1,500,000.00	$0.00

*	CONFIDENTIAL TREATMENT REQUESTED — This language has been omitted and filed separately with the Securities and Exchange Commission.